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                              EMPLOYMENT AGREEMENT

      AGREEMENT made as of December 31, 2003 between Home Director, Inc, (Company), a Delaware corporation, with an office at 2525 Collier Canyon Road, Livermore, CA 94550 and Michael Liddle (Employee), with an office at 20 North Santa Cruz Ave., Suite C-1, Los Gatos, CA 95030.

                                    RECITALS

      Company wishes to employ Employee as Chief Executive Officer (CEO); and

      Employee is willing to accept that employment upon the terms and conditions described herein.

      NOW, THEREFORE in consideration of the Recital and the terms and conditions described herein, the parties agree as follows:

      1. Employee's Duties, Obligations and Authority.

            1.1 General. Company hereby employs Employee as its CEO and Employee hereby accepts that employment upon the terms and conditions described herein.

            1.2 Company's Board of Directors. Company shall nominate Employee to its Board of Directors (the Board) and, if elected or appointed to the Board, Employee shall serve as a member.

            1.3 Employee's Responsibilities

                  a) Employee's responsibilities, duties and authority shall be consistent with his position as CEO and he shall have such additional responsibilities, duties and authority as may, from time to time, be assigned to him by the Board.

                  b) Employee shall serve Company faithfully to the best of his abilities, and devote such business time and effort to Company's and any subsidiaries' and affiliates' business and affairs and the promotion of their interests and such other activities as the Board may designate from time to time. The foregoing provisions shall not be construed as preventing Employee from (i) investing his assets in such form or manner that will not require any services on his part; or (ii) performing a reasonable amount of charitable services.

                  c) Company hereby understands and acknowledges that during the Term, Employee will also be permitted to engage in other activities provided that such activities individually or in the aggregate do not materially interfere with the proper performance of Employee's duties and responsibilities hereunder and, in the good faith

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judgment of the Board, does not conflict with Employee's fiduciary duties to
Company or create any appearance thereof.

                  d) Company shall furnish Employee with reasonable office facilities and secretarial services commensurate with his position hereunder that are adequate to allow him to perform the service required of him hereunder.

      2. The Term. The term (Term) of this Agreement shall commence on the date and year first set forth above and continue through December 31, 2006. Thereafter, unless this Agreement is terminated in accordance with Section 3 below, the Term shall be automatically extended for successive and additional one-year periods.

      3. Termination of Employment. The Board may terminate Employee's employment with the Company at any time, with or without Cause (as defined below). If Company terminates Employee's employment with Company for Cause, Employee shall not be entitled to any Severance (as defined below). If Employee's employment is terminated by Company without Cause, Employee will be paid severance (Severance) of an amount equal to his Base (as defined below) that has been paid to him over the 12-month period preceding such termination, or such lesser period, if his employment is terminated before the end of the initial 12 months of the Term (the applicable period is referred to herein as the Severance Period). In addition, as part of his Severance, Employee shall be entitled to any unpaid Bonus earned with respect to a calendar year prior to the calendar year during which his employment is terminated without Cause. If during the calendar year of any such termination, Employee was actively employed with Company for at least six months and the targets for the Objective Portion of the Bonus (as defined below) for such calendar year are met, he shall be entitled to pro rata share of the Objective Portion of the Bonus for such year determined by multiplying the amount of the Objective Portion of the Bonus by a fraction, the numerator of which is the number of months (including a partial months of at least 10 working days) during such year prior to the termination of employment and the denominator of which is 12.

      The portion of Employee's Severance based on his Base shall be paid to Employee at the same intervals that his regular Base is paid, reduced by such amounts that Employee has earned (whether paid or deferred and whether in cash or in other property) from third parties over the Severance Period. Any Bonus due to Employee under this Section 3 shall be paid to him at the time such Bonus would otherwise be due to Employee pursuant to Section 4.3 hereof.

      After the termination of his employment without Cause, Employee shall have a duty to seek other employment and shall inform the Company regarding his success in obtaining such employment and the terms of such employment when obtained. Company shall have the right to review Employee's tax returns and the supporting documentation for the periods that include the Severance Period. Company's obligation to provide Severance to Employee (and the continuation of Benefits, as well as, the acceleration of the vesting of options and the continued exercisability of options pursuant to Section 4.6 hereof) shall be subject to Employee's execution of a general


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release acceptable to Company which releases it and certain other parties from any claims Employee may then have against Company and such other parties. During the Severance Period, Employee shall continue to be entitled to the Benefits he received immediately prior to the termination of his employment; provided, however, any health insurance he is entitled to shall terminate upon his achieving eligibility to health insurance coverage from another employer or under his spouse's coverage.

      4. Compensation and Benefits.

            4.1 Salary. Employee shall receive a base salary (Base) from Company at an annual rate of $216,000, or such increased rate as the Board, in its sole discretion, may hereafter from time to time determine, payable in accordance with Company's regular payroll practices, subject to all applicable federal and state deductions and withholdings.

            4.2 Increase in the Base. The Base shall be increased to $300,000 after the conclusion of Company's second consecutive profitable quarter (the Standard). As used herein, the Standard shall mean a minimum net income of at least 5% of Company's net revenues in the first of two consecutive profitable quarters and a minimum net income of at least 10% of Company's net revenues in the second of the said two consecutive profitable quarters. For purposes of this
Section 4, net income and net revenues shall mean such amounts as reflected on Company's financials include in its periodic reports filed with the U. S. Securities and Exchange Commission.

            4.3 Incentive Compensation. Employee shall be eligible to receive annual incentive compensation (Bonus) from Company for each calendar year (starting in 2004) up to 50% of Base, contingent upon the achievement of certain Company targets and his performance during the year. Seventy-five percent (75%) of the Bonus (the Objective Portion of the Bonus) shall be subject to Company's net revenues and net income for such year being at least 75% of the net revenues and net income set forth in a Board approved annual plan (the Plan) for that year. The balance of the said Bonus, or 25%, shall be based on Company's Compensation Committee's subjective analysis of Employee's performance for that year. The Bonus with respect to a calendar year shall be paid within 30 days after the Board receives and approves Company's audited financial report for such calendar year. Except as otherwise provided herein, Employee shall not be entitled to a Bonus with respect to a calendar year unless he is a Company employee on the date the Bonus is paid or to be paid.

            4.4 Expenses. Company shall pay or reimburse Employee for his reasonable and necessary Company business expenses, including, but not limited to, travel, lodging and all other reasonable out-of-pocket expenses incurred by him in performing his services hereunder. Company shall also pay Employee an automobile allowance of $750 per month. All such payments or reimbursements shall be made under Company's current expense account and reimbursement policies, provided that Employee submits the required documentation of such expenses to Company's CFO.


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            4.5 Other Benefits. Company shall pay Employee all health and welfare benefits (Benefits) that it currently provides to its senior management team, subject to the terms of its applicable plans and other arrangements.

            4.6 Options.

                  a) Company shall grant Employee a ten year option (Initial Option) to acquire that number of shares of Company stock (Company Stock) equal to 3% of the sum of the outstanding Company Stock and Company Stock subject to in-the-money warrants as of the later of (i) December 31, 2003 or (ii) the consummation of the current Spencer Trask private offering (the Offering). The Initial Option shall vest and become exercisable to the extent of 1/36th of the shares subject to such option on the last day of the month in which the Initial Option is granted and to the extent of an additional 1/36th of the shares subject to such option on the last day of each subsequent month until the option is 100% vested and exercisable.

                  b) If Company meets Plan for the first calendar year of the Term, Company shall grant Employee an additional ten year option (Second Year Option) to acquire that number of shares of Company Stock equal to1% of Company's outstanding Common Stock as of December 31, 2004. The Second Year Option shall vest and become exercisable to the extent of 1/36th of the shares subject to such option on the last day of the month in which the Second Year Option is granted and to the extent of an additional 1/36th of the shares subject to such option on the last day of each subsequent month until the option is 100% vested and exercisable.

                  c) If Company meets Plan for the second calendar year of the Term, Company shall grant Employee an additional ten year option (Third Year Option) to acquire that number of shares of Company Stock equal to1% of Company's outstanding Common Stock as of December 31, 2005. The Third Year Option shall vest and become exercisable to the extent of 1/36th of the shares subject to such option on the last day of the month in which the Third Year Option is granted and to the extent of an additional 1/36th of the shares subject to such option on the last day of each subsequent month until the option is 100% vested and exercisable.

                  d) If Company exceeds Plan by at least 25% for the first calendar year of the Term, the number of shares subject to the Second Year Option shall increase from 1% to 1.75% of the outstanding Company Stock on December 31, 2004.

                  e) If Company exceeds Plan by at least 25% for the second calendar year of the Term, the number of shares subject to the Third Year Option shall increase from 1% to 1.75% of the outstanding Company Stock on December 31, 2005.

                  f) All options granted pursuant to this Section 4.6 shall be subject to the terms and provisions of the Company stock option plan (Stock Option Plan) and the stock option agreements reflecting the terms of such grants. The parties


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hereto acknowledge that the Stock Option Plan does not currently have sufficient shares of Company Stock available for grant of the options contemplated in this
Section 4.6 and any grant of such options in excess of shares available shall be subject to shareholder approval of an amendment to the Stock Option Plan increasing the number of shares available under the plan.

                  g) Each option granted pursuant to this Section 4.6 shall have an option exercise price equal to the fair market value of a share of Company Stock on the date of its grant.

                  h) If Employee's employment is terminated by Company without Cause, all outstanding options granted to Employee pursuant to this Section 4.6 shall immediately vest and become exercisable and such options shall remain exercisable for their remaining original term.

            4.7 Vacation. Employee shall be entitled to four (4) weeks of vacation during each calendar year of the Term and his Base shall be paid for holidays given by Company to its employees generally. Any unused vacation days for any calendar year of the Term may be used by him in a subsequent calendar year of the Term. Upon termination of Employee's employment, Employee shall be paid an amount equivalent to all accrued and unused vacation as of his termination date.

            4.8 Key-man Life Insurance. Employee understands and acknowledges that Company may wish to purchase key-man life insurance on him. In that event, Employee shall take all action requested of him, including submitting to a physical examination, to facilitate the Company obtaining such policy.

      5. Termination of Employment.

            5.1 Events of Termination. Employee's employment hereunder shall terminate prior to the expiration of the Term, upon the occurrence of any one or more of the following events:

                  a) Death. In the event of his death, Employee's employment hereunder shall terminate on the date of death. If Employee's employment hereunder is terminated as a result of his death, Company shall pay his estate Base through the date of death, any unpaid Bonus earned with respect to a calendar year prior to the year of his death and reimbursement for any expenses incurred by him to the date of death.

                  b) Disability. In the event of his disability, Employee's employment hereunder shall terminate on the date of such disability. Disability shall mean Employee's inability, due to physical or mental incapacity, to substantially perform his duties and responsibilities under this Agreement for a period of 90 consecutive days or for 90 days in a 356-day period. If Employee's employment hereunder is terminated as a result of his disability, Company shall pay him Base through the date of the termination of his employment, any unpaid Bonus earned with respect to a calendar


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year prior to the year of such termination and reimbursement for any expenses incurred by him to the date of termination.

                  c) Termination by the Company for Cause. Company may terminate Employee's employment for Cause upon written notice to Employee and such employment shall terminate on the date on which such notice is given. As used herein, Cause shall include Employee's (i) conviction of, or guilty plea or a plea of nolo contrendere to, a felony; (ii) commission of fraudulent, illegal or dishonest acts, as determined by the Board; (iii) willful misconduct or gross negligence which reasonably could be expected to be materially injurious to the business or operations of the Company (monetarily or otherwise); or (iv) material failure to perform his duties hereunder, or any other material breach hereof, as reasonably determined by the Board if Employee fails to cure any such failure or other material breach within thirty (30) days following receipt of written notice thereof. If Employee's employment is terminated for Cause, Employee shall be entitled to only the Base earned by him up to and including the effective date of such termination plus any of his expenses that have not been reimbursed.

                  d) Termination by Employee. Employee may terminate his employment hereunder for any reason whatsoever by giving the Board at least thirty (30) days prior written notice. If Employee's employment is terminated by the Employee under this provision, Employee shall be entitled to only the Base earned by him up to and including the effective date of such termination plus any of his expenses that have not been reimbursed.

      6. Non-Interference; Noncompetition. During the Term and for two years thereafter, Employee shall not:

                  a) interfere with any of Company's relationships with, or endeavor to employ or entice away any person who at any time is or shall be a Company employee of or interfere with or seek to alter Company's relationship with any supplier, licensee or distributor; or

                  b) directly or indirectly, engage in or facilitate or support others to engage in the production, sale or distribution of any products or services competitive to Company's products or business, or directly or indirectly, solicit or attempt to solicit for business any suppliers, clients or customers with whom it shall have done business in a manner that reasonably be expected to result in a detriment to Company; or

                  c) seek or obtain employment with or provide services to any Company customer or client which employment or services could reasonably be expected to result in a detriment to Company.

      7. Property Rights. With respect to information, inventions and discoveries developed, made or conceived of by Employee, either alone or with others, at any time during his employment by Company and whether or not within working hours, arising


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out of such employment or pertinent to any field of business or research in which, during such employment, Company is engaged or (if such is known to or ascertainable by Employee) is considering engaging, Employee understands and acknowledges that:

                  a) all such information, inventions and discoveries, whether or not patented or patentable, shall be and remain the exclusive property of Company;

                  b) he shall promptly disclose to an authorized Company representative all such information, inventions and discoveries and all information in his possession as to possible applications and uses thereof;

                  c) he will not file any patent application relating to any such invention or discovery, except with the prior written consent of an authorized Company officer;

                  d) he hereby waives and releases any and all rights he may have in and to such information, inventions and discoveries, and hereby assigns to Company and/or its nominees all of his rights, titles and interests in them, and all of his rights, titles and interests in any patent, patent application, copyright or other property right based thereon. He hereby irrevocably designates and appoints Company and each of its duly authorized officers and agents as agent and attorney-in-fact to act for him and in his behalf and stead to execute and file any document and to do all other lawfully permitted acts to further the prosecution, issuance and enforcement of any such patent, patent application, copyright or other property right with the same force and effect as if executed and delivered by him; and

                  e) at the request of Company, and without expense to him, to execute such documents and perform such other acts as Company deems necessary or appropriate, to obtain patents on such inventions in a jurisdiction or jurisdictions designated by Company, and to assign to it or its designee such inventions and any and all patent applications and patents relating thereto.

      8. Confidentiality. With respect to the information, inventions and discoveries referred to in Section 7 above, and also with respect to all other information, whatever its nature and form and whether obtained orally, by observation, from graphic materials or otherwise (except such as is generally available through publication), obtained by Employee during or as a result of his employment hereunder relating to any invention, improvement, enhancement, product, know-how, formula, software, process, apparatus, design, concept or other creation, or to any use of any of them, or to materials, tolerances, specifications, costs (including, without limitation, manufacturing costs), prices, suppliers, finances or to any plans or strategies of Company, or to any other trade secret or proprietary information of Company Employee understands and acknowledges that:

            a) he will hold all such information, inventions and discoveries which have not otherwise become public knowledge in strict confidence and not publish


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or otherwise disclose any of them to any person or entity, other than Company, except with the prior written consent of an authorized officer of Company or as may be required by law;

                  b) he will take all reasonable precautions to assure that all such information, inventions and discoveries are properly protected from access by unauthorized persons;

                  c) he will not make use of or exploit in any way any such information, invention or discovery except as required in the performance of his employment duties for Company;

                  d) upon termination of his employment by Company, or at any time upon its request he will deliver it all graphic materials and all substances, models, software, prototypes and the like containing or relating to any such information, invention or discovery, all of which graphic materials and other things shall be and remain the exclusive property of Company; and

                  e) for purposes hereof, Graphic Materials includes, without limitation, letters, memoranda, reports, notes, notebooks, books of account, drawings, prints, specifications, formulae, software, data print-outs, microfilms, magnetic tapes and disks and other documents and recordings, together with all copies, excerpts and summaries thereof.

      9. No Conflicts. Employee covenants that his entering into this Agreement and the performance of his obligations hereunder will not breach any other agreement to which he is a party. Employee understands and acknowledges that his employment hereunder does not and will not breach any agreement made by him to keep in confidence information acquired by him prior to or outside of his employment with Company. Employee shall comply with any and all valid obligations which he may now have to prior employers or to others relating to confidential information, inventions or discoveries which are the property of those prior employers or others. Employee has supplied or shall promptly supply to Company, upon request, a copy of each written agreement setting forth any such obligation. Employee understands and acknowledges that he has not brought and will not bring with him for use in the performance of his duties hereunder any materials, documents or information of a former employer or any third party that are not generally available to the public, unless he has express written authorization from the owner thereof for possession and use or he has otherwise undisputed proprietary rights to such material, documents or information.

      10. Specific Performance. Without intending to limit the remedies available to Company hereunder, Employee understands and acknowledges that damages at law would be an inadequate remedy to Company if he breaches or attempts to breach this Agreement and, in that event, Company may apply for and, without the posting of any bond or other security, obtain injunctive relief in any court of competent jurisdiction to


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restrain Employee's breach or threatened breach hereof, or otherwise to enforce specifically, any of the covenants contained herein.

      11. Survival. The provisions of Sections 3, 4.6(h), 5, 6, 7, 8, 9, 10, 11, 12.1, 12.4, 12.5 and 12.7 shall, subject to any express provisions of such Sections, survive any termination of this Agreement. Employee's obligations under Sections 5, 6, and 7 hereof shall remain in effect throughout Employee's employment by the Company and, subject to the express provisions of such Sections, thereafter, unaffected by any transfer to a subsidiary or affiliate of the Company, and without regard to the reason for termination of Employee's employment.

      12. Miscellaneous.

            12.1 Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of California applicable to agreements made and entered into and performed in that state, without regard to principles of conflict of laws.

            12.2 Entire Agreement; Amendment. This Agreement contains the complete understanding and agreement between the parties with respect to the subject matter hereof, and supersedes all prior understandings and agreements, written or oral, between the parties.

            12.3 Assignment. This Agreement and the rights and obligations hereunder may not be assignable or delegable by any party without the prior written consent of the other party, except with respect to an assignment by Company to any affiliate or pursuant to a merger or consolidation involving Company or pursuant to the sale of all or substantially all of its assets.

            12.4 Severability. In the event that any provision or portion of this Agreement shall be determined to be invalid or unenforceable for any reason, in whole or in part, the remaining provisions of this Agreement shall be unaffected thereby and shall remain in full force and effect to the fullest extent permitted by law and any such invalidity or unenforceability shall be deemed replaced by a term or provision determined by the parties as coming closest to expressing the intention of the invalid or unenforceable term or provision.

            12.5 Notice. Any notice to be given hereunder shall be in writing and either delivered in person, by facsimile, by nationally recognized overnight courier, or by registered or certified first class mail, postage prepaid, addressed the parties at the addresses first set forth above. Notices delivered personally shall be deemed given as of actual receipt; notices sent via facsimile transmission shall be deemed given as of one business day following sender's receipt from sender's facsimile machine of written confirmation of transmission thereof; notices sent by overnight courier shall be deemed


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given as of one business day following sending; and notices mailed shall be deemed given as of five business days after proper mailing. Any party may change its address in a notice given to the other party in accordance with this Section.

            12.6 Successors and Assigns. This Agreement shall be binding upon and inure to the benefit of the parties and their respective heirs, legal representatives, successors (including, without limitation, any successor by merger or sale of all or substantially all assets) and permitted assigns.

            12.7 Further Assurances. Employee shall execute and deliver all instruments and other documents which are mutually and reasonably agreed to by Employee and Company to be necessary or appropriate to carry out the terms hereof.

            12.8 Headings. The Section headings in this Agreement are for convenience of reference only and shall not affect its interpretation.

            12.9 Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which when together shall constitute one and the same agreement.

      IN WITNESS WHEREOF, this Agreement has been executed and delivered by the parties hereto as of the date first above written.

                                          EMPLOYER:

                                          HOME DIRECTOR, INC.

                                          By:_________________________________

                                          Print Name__________________________

                                          Print Title ________________________

                                          EMPLOYEE:

                                          ____________________________________
                                          Michael Liddle


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